      As filed with the Securities and Exchange Commission on May 24, 2002

                                            REGISTRATION STATEMENT NO. 333-75704

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                -------------------------------------------------


                               AMENDMENT NO. 3 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                -------------------------------------------------

                             SUMMIT PROPERTIES INC.
             (Exact name of Registrant as specified in its charter)

         MARYLAND                                        56-1857807
   (State or other jurisdiction                       (I.R.S. Employer
 of incorporation or organization)                    Identification No.)


                       309 EAST MOREHEAD STREET, SUITE 200
                         CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 334-3000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                -------------------------------------------------

                                STEVEN R. LEBLANC
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                             SUMMIT PROPERTIES INC.
                       309 EAST MOREHEAD STREET, SUITE 200
                         CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 334-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              DAVID W. WATSON, P.C.
                               GOODWIN PROCTER LLP
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 570-1000
                -------------------------------------------------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION. DATED MAY 24, 2002.


PROSPECTUS

                                 215,455 SHARES

                             SUMMIT PROPERTIES INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

         This prospectus is being delivered in connection with the offer and sale by the selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, of up to an aggregate of 215,455 shares of common stock of Summit Properties Inc. The selling stockholders may only offer the common stock for sale if they exercise their rights to tender their common units of limited partnership interest in Summit Properties Partnership, L.P. for redemption and Summit Properties Partnership, L.P. exercises its right to have us issue shares of our common stock to them instead of cash.

         We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus, but we are bearing the expenses of registration of the shares under federal and state securities laws.

         Our common stock is listed on the New York Stock Exchange under the symbol "SMT."

                     --------------------------------------

         Beginning on page 4, we have listed several "Risk Factors" that you should consider before you invest in our common stock.

                     --------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this prospectus is ___________ __, 2002

                               PROSPECTUS SUMMARY

         This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in shares of our common stock.

         Unless the context otherwise requires, all references to "we," us" or "our company" in this prospectus refer collectively to Summit Properties Inc., a Maryland corporation, and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                                -----------------

                             SUMMIT PROPERTIES INC.


- Summit Properties Inc. is a real estate investment trust that focuses on the development, acquisition and management of luxury apartment communities, operating throughout the southeast, southwest, midwest and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise. As of March 31, 2002, we owned or held an ownership interest in 60 apartment communities with 18,310 apartment homes.

- We are the sole general partner of and conduct all of our principal operations through Summit Properties Partnership, L.P. As of March 31, 2002, we held approximately 88.4% of the outstanding common units in Summit Properties Partnership, L.P. We conduct our management, construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.


- Summit Properties Inc. is a Maryland corporation and a self-managed real estate investment trust. Our common stock is listed on the New York Stock Exchange under the symbol "SMT."

- Our offices are located at 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202 and our telephone number is (704) 334-3000.

                                  THE OFFERING

         This prospectus relates to up to an aggregate of 215,455 shares of our common stock that may be offered for sale by the selling stockholders, if and to the extent that the selling stockholders present common units of limited partnership interest in Summit Properties Partnership, L.P. for redemption and Summit Properties Partnership, L.P. exercises its right to have us issue shares of our common stock to them instead of cash. The partnership agreement of Summit Properties Partnership, L.P. allows unitholders to tender their common units to Summit Properties Partnership, L.P. for cash equal to the value of an equivalent number of shares of our common stock, subject to adjustment as described in the partnership agreement. In lieu of delivering cash, however, we may, at the option of Summit Properties Partnership, L.P., acquire any common units so tendered by issuing shares of our common stock in exchange for the common units on a one-for-one basis, subject to adjustment.

         The 215,455 common units which may be redeemed for shares of common stock were issued in connection with the acquisition by Summit Properties Partnership, L.P. of one apartment community in March 1998 and two apartment communities in August 2000, all of which are located in Atlanta, Georgia. In connection with these acquisitions, we entered into registration rights and lock-up agreements with the selling stockholders. We are registering the sale of the 215,455 shares to fulfill our contractual obligations under the registration rights and lock-up agreements. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

         We will not receive any proceeds from the sale of any shares of common stock offered by this prospectus, but we are bearing the expenses of registration of the shares under federal and state securities laws.

                      TAX STATUS OF SUMMIT PROPERTIES INC.

         Summit Properties Inc. has elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our common stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on pages 13 and 14.

DEVELOPMENT AND CONSTRUCTION RISKS COULD AFFECT OUR PROFITABILITY.

         We intend to continue to develop and construct apartment communities. Our development and construction activities may be exposed to the following risks:

         - We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. This could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations.

         - We may abandon development opportunities that we have already begun to explore. If we abandon a development opportunity, we may fail to recover expenses already incurred in exploring that development opportunity.

         - We may incur construction costs for a community which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected. Increased or unexpected costs could make completion of a community uneconomical because we may not be able to increase rents to compensate for those construction costs.

         - Because occupancy rates and rents at a newly completed development may fluctuate, we may not be able to meet our profit estimates for that community. Fluctuations in occupancy rates or rents could be caused by a number of factors, including market and economic conditions.

         - We may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development.

         - We may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction or reconstruction costs.

         - Construction costs have been increasing in our markets and the cost to update acquired communities has, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. If we are not able to charge rents that will be sufficient to offset the effects of any increases in construction costs, our profitability could be less than anticipated.

ACQUISITIONS MAY NOT YIELD ANTICIPATED RESULTS.

         We intend to continue to acquire apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

         - Before acquiring a community, we estimate the return on our investment based on expected occupancy and rental rates. If the community is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment.

         - When we acquire an apartment community, we often reposition or redevelop that community with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired community may prove inaccurate. If costs are greater than expected, it may not be possible to meet our profitability goals.

WE COULD CHANGE OUR POLICY OF LIMITING OUR DEBT LEVEL.


         As of the date of this prospectus, our policy is not to incur debt that would make our ratio of debt to gross book value of all of our real estate and other tangible assets, as adjusted based on our projection of sales of existing real estate assets and the proceeds of projected sales of preferred stock, exceed 55%. This ratio was less than 55% as of March 31, 2002. Our Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended, however, do not contain any limitations on the amount of debt that we may incur. Throughout this prospectus, we refer to our Amended and Restated Articles of Incorporation, as amended, as our "articles of incorporation" and to our Bylaws, as amended, as our "bylaws." Because we do not have any debt incurrence restrictions in our articles of incorporation or bylaws, our board of directors can increase the amount of outstanding debt at any time. If there were an increase in the gross book value of our real estate and other tangible assets, we could incur additional debt without increasing this ratio and without a concurrent increase in our ability to service that additional debt.


DEBT OR EQUITY FINANCING MAY NOT BE AVAILABLE AND THE ISSUANCE OF EQUITY MAY DILUTE EXISTING STOCKHOLDERS' INTERESTS.

         The future issuance of additional equity may dilute the interests of existing stockholders. For example, if we finance future developments and acquisitions with new equity securities instead of additional debt, the interests of our existing stockholders could be diluted. Our ability to execute our business strategy depends on our access to appropriate amounts of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred stock. Debt or equity financing may not be available to us on favorable terms or at all.

INSUFFICIENT CASH FLOW COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING RISK.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Typically, we repay only a small portion of the principal of our debt before it is due at maturity. Although we may be able to repay a portion of our debt by using our cash flows, we do not expect to have sufficient cash flows available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a real estate investment trust. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.


         While we often incur mortgage debt on a property-by-property basis, we also may have debt that is secured by mortgages on more than one of our communities. As of March 31, 2002, we had aggregate secured indebtedness of approximately $313.9 million, which included the following indebtedness secured by mortgages on multiple properties:

         - approximately $136.5 million secured by mortgages on eleven of our communities; and

         - approximately $8.1 million secured by mortgages on two of our communities.


If we were to default on this debt, the lender would be able to foreclose on as many of these communities as would be necessary for the lender to have complete repayment of the debt. Where mortgage debt relates to only one property, a lender would be able to foreclose only on that one property and would not have the right to take possession of any of our other communities, even if the value of the property foreclosed upon was less than the amount owed to the lender.

RISING INTEREST RATES WOULD INCREASE INTEREST COSTS AND COULD AFFECT THE MARKET PRICE OF OUR SECURITIES.


         We currently have, and may in the future incur, variable interest rate debt under credit facilities or other instruments as we acquire, construct and reconstruct apartment communities, as well as for other purposes. As of March 31, 2002, approximately 19.2%, or $142.9 million, of our outstanding debt was subject to variable interest rates. If interest rates increase, our interest costs will also rise, unless we have made arrangements that hedge the risk of rising interest rates. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding securities.


INTEREST RATE HEDGING CONTRACTS MAY INVOLVE MATERIAL CHARGES AND MAY NOT PROVIDE ADEQUATE PROTECTION.

         From time to time when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period before the pricing of the securities by entering into interest rate hedging contracts. We may do so to increase the predictability of our financing costs. Also, from time to time, we may rely on interest rate hedging contracts to offset our exposure to moving interest rates on variable rate debt. The settlement of interest rate hedging contracts may involve charges to earnings that may be material in amount. These charges are typically related to the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, we cannot guarantee that we will maintain coverage for all of our outstanding indebtedness at any particular time. If we do not effectively protect ourselves from this risk, we may be subject to increased interest costs resulting from interest rate fluctuations. We also may, from time to time, enter into interest rate swap agreements which require us to pay a variable interest rate with respect to certain of our fixed rate debt if we believe that interest rates will decrease. As a result, our interest costs may rise if interest rates increase during the term of the agreement.

BOND FINANCING COMPLIANCE REQUIREMENTS COULD LIMIT OUR INCOME, RESTRICT THE USE OF COMMUNITIES AND CAUSE FAVORABLE FINANCING TO BECOME UNAVAILABLE.

         We have financed some of our apartment communities with obligations issued by local government agencies or organizations. Because holders of this debt financing are generally exempt from federal income taxes on the interest that we pay on this financing, the interest rate is typically lower than it would be for other debt financing. These obligations are commonly referred to as "tax-exempt bonds." The compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financings, may limit our income from communities that are subject to this financing. Under the terms of our current tax-exempt bonds, we must comply with restrictions on the use of the communities that we financed with these bonds, including a requirement that we make some of the apartments available to low and middle income households.

         In addition, some of our tax-exempt bond financing documents require us to obtain a guarantee of payment from a financial institution. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or if we are unable to repay the indebtedness, renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

FAILURE TO GENERATE SUFFICIENT REVENUE COULD LIMIT CASH FLOW AVAILABLE FOR DISTRIBUTIONS TO STOCKHOLDERS.

         If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. Insufficient revenues from a community could result in a loss of that community or other communities. Significant expenditures associated with our communities, such as debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in revenues from a community. If we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

UNFAVORABLE CHANGES IN MARKET AND ECONOMIC CONDITIONS COULD HURT OCCUPANCY OR RENTAL RATES.

         The market and economic conditions in metropolitan areas of the southeast, southwest, midwest and mid-atlantic regions of the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in our markets include the following:

         - plant closings, industry slowdowns and other factors that adversely affect the local economy, employment growth and/or household formation and, as a result, affect the demand for apartment communities;

         -        an oversupply of apartment homes;

         - the inability or unwillingness of residents to pay rent increases; and

         - the impact of rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs.

         Any of these risks could adversely affect:

         - our ability to achieve our anticipated yields on our communities;

         -        our ability to pay interest or principal on our debt; and

         - our ability to make expected distributions to our stockholders.

         As of the date of this prospectus, our efforts are focused in seven core markets: Southeast Florida; Atlanta, Georgia; Charlotte and Raleigh-Durham, North Carolina; Austin and Dallas, Texas; and Washington, D.C. The economic factors driving demand for apartment homes in our markets vary. For example, Southeast Florida's economic drivers include services, retail trade and tourism; Atlanta's drivers include services, consumer goods and distribution; and Washington, D.C.'s drivers include government, services, trade/professional associations and technology. Because we focus on these core markets, changes in local economic and market conditions in these markets, or our other core markets from time to time, may significantly affect our current operations and future prospects.


         We have experienced lower demand for apartment homes in all of our markets during 2001 and the first quarter of 2002. Local demand for apartment homes has declined due to lower employment growth, a primary driver of apartment demand. This weakness has been due to the downturn in the national economy, as well as declining economic conditions in our core markets, especially Atlanta, Austin, Charlotte and Raleigh-Durham. There have been downturns in many of the industries in our core markets, such as transportation, services, consumer goods, tourism and technology, which have affected local economic conditions and, in turn, demand for apartment homes. The continued deceleration of economic conditions in our markets or the failure of the national and local economies to rebound in a timely manner could adversely affect our profitability and our ability to service our debt and make distributions to our stockholders.


         As market and economic conditions affecting us are subject to change, please see our periodic reports filed with the Securities and Exchange Commission for a specific discussion of current market and economic conditions and the related risks. You may obtain copies of these periodic reports by following the procedures described on page 12.

LEASE EXPIRATIONS COULD ADVERSELY AFFECT OUR CASH FLOW.


         We are subject to the risks that, upon expiration, leases for our apartment homes may not be renewed, the apartment homes may not be re-leased, or the terms of renewal or re-lease may be less favorable than current lease terms. As of March 31, 2002, approximately 99.0% of our apartment leases had a term of 18 months or less. If we are unable to re-lease a substantial number of our apartment homes promptly or if the rental rates are significantly lower than expected, our cash flow would be decreased and our ability to make distributions to our stockholders would be adversely affected. We also have office leases for space in our mixed-use communities with terms ranging from two to ten years. Our cash flow also could be adversely affected if these leases are not renewed or the space is not re-leased promptly or on favorable terms.

DIFFICULTY OF SELLING APARTMENT COMMUNITIES COULD LIMIT FLEXIBILITY.

         Real estate in the metropolitan areas of the southeast, southwest, midwest and mid-atlantic regions of the United States can be hard to sell, especially if market conditions are poor. This may limit our ability to sell apartment communities in our portfolio promptly and/or on terms favorable to us in response to changes in economic or other conditions or if we otherwise desire to sell one or more of our communities. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our stockholders.

ATTRACTIVE INVESTMENT OPPORTUNITIES MAY NOT BE AVAILABLE WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

         We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, partnerships, investment companies and other apartment real estate investment trusts. This competition could increase prices for properties of the type we would likely pursue and our competitors may have greater resources than we do. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future, which could adversely affect our profitability.

FAILURE TO SUCCEED IN NEW MARKETS MAY LIMIT GROWTH.

         We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience is in the southeast, southwest, midwest and mid-atlantic regions of the United States and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

         - a lack of market knowledge and understanding of the local economies;

         - an inability to obtain land for development or to identify acquisition opportunities;

         -        an inability to obtain construction tradespeople; and

         - an unfamiliarity with local governmental and permitting procedures.

INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENT HOMES OR INCREASE OR MAINTAIN RENTS.

         Our apartment communities compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

OUR SHARE OWNERSHIP LIMIT MAY PREVENT TAKEOVERS BENEFICIAL TO STOCKHOLDERS.

         For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. Our articles of incorporation include restrictions regarding transfers of our capital stock and ownership limits that are intended to assist us in satisfying the real estate investment trust ownership limit. The ownership limit in our articles of incorporation may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for our stockholders or otherwise could be in our stockholders' best interests. See "Limits on Ownership of Capital Stock" beginning on page 19.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE US TO BE TAXED AS A CORPORATION, WHICH WOULD SIGNIFICANTLY LOWER CASH AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

         If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as a real estate investment trust, or that we will remain qualified in the future. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. It also involves the determination of a variety of factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a real estate investment trust or the income tax consequences of such qualification.

         If, in any taxable year, we fail to qualify as a real estate investment trust, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable law, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of cash available for distribution to our stockholders. Furthermore, we would no longer be required to make distributions to our stockholders. See "Federal Income Tax Considerations and Consequences of Your Investment" beginning on page 25.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND AFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS.

         ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

         There are provisions in our articles of incorporation and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

         - Our articles of incorporation provide for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

         - Our articles of incorporation authorize our board of directors to issue up to 25,000,000 shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change of control.

         - To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our articles of incorporation generally prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of our stock. In general, pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of our stock. Our board of directors may waive or modify the ownership limit for one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. These ownership limits may prevent or delay a change of control and, as a result, could adversely affect our stockholders' ability to realize a premium for their shares of common stock.

         SUMMIT PROPERTIES PARTNERSHIP, L.P.'S PARTNERSHIP AGREEMENT

         Summit Properties Partnership, L.P. may not sell or transfer all or substantially all of its assets:

         - or enter into any other similar transaction which would result in the recognition of significant taxable gain by the holders of common units of limited partnership interest, without the approval of holders of 85% of all outstanding common units of limited partnership interest; or

         - without the approval of holders of two-thirds of each of the Series B and Series C preferred units of limited partnership interest if the transaction would materially and adversely affect the respective rights and privileges of these unitholders.


As of March 31, 2002, Summit Properties Inc. held more than 85% of the outstanding common units of limited partnership interest and none of the outstanding preferred units. These consent requirements could limit the possibility of an acquisition or change in control of Summit Properties Partnership, L.P.


         SHAREHOLDER RIGHTS PLAN

         On December 14, 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our board of directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our board approves of such person's purchase, after that person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. These purchases by the other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our board of directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our board significant discretion to approve or disapprove of a person's efforts to acquire a large interest in us. See "Shareholder Rights Plan" beginning on page 21.

         MARYLAND LAW

         As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. Maryland law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our stockholders' best interests. See "Important Provisions of Maryland Law" beginning on page 23.

COMPLIANCE OR FAILURE TO COMPLY WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER SIMILAR LAWS COULD RESULT IN SUBSTANTIAL COSTS.

         Under the Americans with Disabilities Act, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. We believe our communities substantially comply with the present requirements of the Americans with Disabilities Act as they apply to multifamily dwellings. A number of additional federal, state and local laws exist or may be imposed which also may require modifications to our communities or regulate certain renovations with respect to access by disabled persons. The ultimate cost of compliance with the Americans with Disabilities Act or related legislation is not currently ascertainable, and while these costs are not expected to have a material effect, they could be substantial. Limitations and restrictions on the completion of certain renovations may limit application of our investment strategy in particular instances or reduce overall returns on investments.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS.

         We are in the business of acquiring, owning, operating and developing apartment communities. From time to time, we will sell some of our properties to third parties. Federal, state and local environmental laws may require us, often regardless of our knowledge or responsibility but solely because of our current or previous ownership or operation of real estate, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our properties. We also may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination. These costs could be substantial. The presence of these substances or the failure to properly remediate the contamination may materially and adversely affect our ability to borrow against, sell or rent the affected property. In addition, environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs.

         Federal, state and local laws govern the removal, encapsulation and disturbance of asbestos-containing materials, or ACMs, when these materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation, management and development of our apartment communities and other real properties, we may be potentially liable for these costs.

         The environmental assessments of our communities may not reveal all environmental liabilities and there may be material environmental liabilities of which we are unaware. Moreover, future environmental laws, ordinances or regulations may impose material environmental liability on us, and the current environmental condition of our apartment communities may be affected by tenants, the condition of land or operations in the vicinity of the properties, such as the presence of underground storage tanks, or third parties unrelated to us.

         Finally, when excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or is not addressed. Some molds are known to produce potent toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms, including severe allergic or other reactions. As a result, the presence of mold at a property owned by us could require us to undertake a costly remediation program to contain or remove the mold from the affected property. Such a remediation program could necessitate the temporary relocation of some or all of the property's tenants or the complete rehabilitation of the property.

          ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 233 Broadway, New York, New York 10279, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Summit Properties Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 001-12792. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the New York Stock Exchange under the symbol "SMT." You may also read our reports, proxy and other information statements, and other information which we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered by this prospectus are sold.

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2001.


         -        Our Quarterly Report on Form 10-Q for the quarter ended
                  March 31, 2002.


         - The description of our common stock contained in our Registration Statement on Form 8-A filed on January 28, 1994 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

         - The description of the rights to purchase shares of our Series A Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on December 16, 1998 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS: MICHAEL G. MALONE, ESQ., SUMMIT PROPERTIES INC., 309 EAST MOREHEAD STREET, SUITE 200, CHARLOTTE, NORTH CAROLINA 28202. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. MALONE AT (704) 334-3000.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference in this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

         -        our declaration or payment of dividends and distributions;

         - our potential developments, acquisitions or dispositions of properties, assets or other public or private companies;

         -        the anticipated operating performance of our communities;

         - our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

         - our qualification as a real estate investment trust under the Internal Revenue Code;

         - the real estate markets in the southeast, southwest, midwest and mid-atlantic regions of the United States and in general;

         -        the availability of debt and equity financing;

         -        interest rates;

         -        general economic conditions; and

         - trends affecting our financial condition or results of operations.

         You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the following:

         - we may fail to secure or may abandon development opportunities;

         - construction costs of a community may exceed original estimates;

         - construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;

         - occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control;

         - we may be unable to sell apartment communities marketed for sale in a timely manner, on favorable terms or at all;

         - financing may not be available to us, or may not be available on favorable terms;

         - our cash flow may be insufficient to meet required payments of principal and interest;

         - our existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of the existing indebtedness;

         - legislative or regulatory changes, including changes to laws governing the taxation of real estate investment trusts; and

         - generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

In addition, the factors described under "Risk Factors" in this prospectus may result in these differences. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

         We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates at the date of this prospectus, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                                   OUR COMPANY

SUMMIT PROPERTIES INC.


         Summit Properties Inc. is a real estate investment trust that focuses on the development, acquisition and management of luxury apartment communities, operating throughout the southeast, southwest, midwest and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise. As of March 31, 2002, we owned or held an ownership interest in 60 apartment communities with 18,310 apartment homes.


         We are the sole general partner of and conduct all of our principal operations through Summit Properties Partnership, L.P. We conduct our management, construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

         Summit Properties Inc. is a self-managed real estate investment trust. Our common stock is listed on the New York Stock Exchange under the symbol "SMT."

         We were originally organized as a real estate investment trust under the laws of the State of Maryland on December 1, 1993 and later changed to corporate form on January 13, 1994. On February 15, 1994, we completed our initial public offering of common stock. Our offices are located at 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202 and our telephone number is (704) 334-3000.

SUMMIT PROPERTIES PARTNERSHIP, L.P.


         Partnership interests in Summit Properties Partnership, L.P. are either common units or preferred units. As of March 31, 2002, we held approximately 88.4% of the outstanding common units and none of the outstanding preferred units in Summit Properties Partnership, L.P.


         A holder of a common unit in Summit Properties Partnership, L.P., other than Summit Properties Inc., may present the common unit for redemption at any time, subject to agreements upon the issuance of common units to particular holders that may restrict this right for a period of time, generally not less than one year. Upon presentation of a common unit for redemption and subject to adjustment as described in its partnership agreement, Summit Properties Partnership, L.P. must redeem the common unit for:

         - cash equal to the then value of a share of common stock of Summit Properties Inc.; or

         - at the election of Summit Properties Partnership, L.P., one share of common stock of Summit Properties Inc.


         As of March 31, 2002, Summit Properties Partnership, L.P. had outstanding 3,400,000 preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units. These preferred units are redeemable by Summit Properties Partnership, L.P. on or after April 29, 2004 for cash or shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. Holders of the Series B preferred units have the right to exchange these preferred units for shares of preferred stock of Summit Properties Inc. on a one-for-one basis (subject to adjustment) on or after April 29, 2009 or upon the occurrence of specified events.

         As of March 31, 2002, Summit Properties Partnership, L.P. had outstanding 2,200,000 preferred units of limited partnership interest designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Units. These preferred units are redeemable by Summit Properties Partnership, L.P. on or after September 3, 2004 for cash. Holders of the Series C preferred units have the right to exchange these preferred units for shares of preferred stock of Summit Properties Inc. on a one-for-one basis (subject to adjustment) on or after September 3, 2009 or upon the occurrence of specified events.


         Summit Properties Partnership, L.P. was organized as a limited partnership under the laws of the State of Delaware on January 14, 1994. Summit Properties Partnership, L.P. will continue until December 31, 2093, or until sooner dissolved in accordance with the terms of Summit Properties Partnership, L.P.'s partnership agreement or Delaware law.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a description of the material terms and provisions of our capital stock. It may not contain all the information that is important to you. You can access complete information by referring to our articles of incorporation and bylaws.

COMMON STOCK

GENERAL


         Under our articles of incorporation, we have authority to issue 100,000,000 shares of common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. As of March 31, 2002, we had 27,184,879 shares of common stock issued and outstanding.


DIVIDENDS

         Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, which are described below, stockholders will be entitled to receive dividends on shares of common stock out of assets that we can legally use to pay dividends, when and if they are authorized and declared by our board of directors.

VOTING RIGHTS

         Subject to the provisions of our articles of incorporation regarding excess stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, unless Maryland law or the terms of any other shares of capital stock provide otherwise. Holders of common stock are entitled to one vote per share. Our board of directors is divided into three classes. The members of each class serve for a term of three years. The terms for the three classes are staggered, so that the term of only one class of directors expires each year. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the votes held by the holders of the remaining shares of common stock will not be sufficient to elect any director.

LIQUIDATION/DISSOLUTION RIGHTS

         Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, holders of common stock share in the same proportion as other stockholders out of assets that we can legally use to pay distributions in the event we are liquidated or dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.

OTHER RIGHTS

         Subject to the provisions of our articles of incorporation regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland law.

         Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

         Our articles of incorporation prohibit us from merging or selling all or substantially all of our assets without the approval of a majority of the outstanding shares that are entitled to vote on such matters. In addition, Summit Properties Partnership, L.P.'s partnership agreement requires that these types of transactions be approved by:

         - holders of 85% of the common units of limited partnership interest;

         - holders of two-thirds of the Series B preferred units of limited partnership interest if these unitholders will be materially and adversely affected by the transaction; and

         - holders of two-thirds of the Series C preferred units of limited partnership interest if these unitholders will be materially and adversely affected by the transaction.

RESTRICTIONS ON OWNERSHIP

         For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic exchange of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Capital Stock" beginning on page 19.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is First Union National Bank.

PREFERRED STOCK

         Under our articles of incorporation, we have authority to issue up to 25,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we did not have any preferred stock outstanding. A description of our preferred stock reserved for issuance and its general terms is set forth below:

         - Series A Junior Participating Cumulative Preferred Stock. We have reserved 350,000 Series A shares for issuance under our shareholder rights plan. Under the shareholder rights plan, a preferred stock purchase right is attached to each share of our common stock. If the preferred stock purchase right becomes exercisable, the holder of the right will be able to purchase from us units of the Series A preferred stock as specified in the plan. See "Shareholder Rights Plan" beginning on page 21.

         - 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. We have reserved 3,400,000 Series B shares for issuance upon exercise by the holders of Summit Properties Partnership, L.P.'s 3,400,000 Series B preferred units of their right to exchange such Series B preferred units for the Series B shares on a one-for-one basis, subject to adjustment. Holders of the Series B preferred units may exercise their exchange right in whole or in part, in minimum amounts of 850,000 units, (a) at any time on or after April 29, 2009, (b) at any time if full quarterly distributions are not made for six quarters, whether or not consecutive, or (c) upon the occurrence of specified events related to the treatment of Summit Properties Partnership, L.P. or the Series B preferred units for federal income tax purposes. Distributions on the Series B preferred units are, and dividends on the Series B shares, if and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.95% per annum of the $25.00 original capital contribution. We may redeem the Series B preferred units and the Series B shares at any time on or after April 29, 2004 for cash at a redemption price equal to the redeemed holder's capital account, initially $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. At our option, we may also redeem the Series B preferred units for Series B shares. The Series B preferred units and the Series B shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of Summit Properties Inc., other than excess stock, or Summit Properties Partnership, L.P.

         - 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock. We have reserved 2,200,000 Series C shares for issuance upon exercise by the holders of Summit Properties Partnership, L.P.'s 2,200,000 Series C preferred units of their right to exchange such Series C preferred units for the Series C shares on a one-for-one basis, subject to adjustment. Holders of the Series C preferred units may exercise their exchange right in whole or in part, in minimum amounts of 550,000 units, (a) at any time on or after September 3, 2009, (b) at any time if full quarterly distributions are not made for six quarters, whether or not consecutive, (c) upon the occurrence of specified events related to the treatment of Summit Properties Partnership, L.P. or the Series C preferred units for federal income tax purposes, or (d) at any time that the institutional investor's holdings in Summit Properties Partnership, L.P. exceed 18% of the total profits of or capital interest in Summit Properties Partnership, L.P. for a taxable year. Distributions on the Series C preferred units are, and dividends on the Series C shares, if and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.75% per annum of the $25.00 original capital contribution. We may redeem the Series C preferred units and the Series C shares at any time on or after September 3, 2004 for cash at a redemption price equal to the redeemed holder's capital account, initially $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. The Series C preferred units and the Series C shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of Summit Properties Inc., other than excess stock, or Summit Properties Partnership, L.P.

         We did not have any other preferred stock reserved for issuance as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to the issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law and our articles of incorporation to fix for each series, subject to the provisions of our articles of incorporation regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. When issued, the preferred stock will be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of our common stock.

                      LIMITS ON OWNERSHIP OF CAPITAL STOCK

OWNERSHIP LIMITS

         Among the requirements that we must meet to qualify as a real estate investment trust under the Internal Revenue Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our articles of incorporation provide that no holder who is an individual may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our capital stock. Notwithstanding the preceding sentence, our board of directors at its option and in its discretion may approve such ownership by selected persons. Our board of directors does not expect that it would waive the 9.8% ownership limit in the absence of evidence satisfactory to the board of directors that the waiver of the limit will not jeopardize our status as a real estate investment trust and the board of directors otherwise decides that such action is in our best interests. Any transfer of shares of capital stock including any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the 9.8% ownership limit or that would result in our disqualification as a real estate investment trust, including any transfer that results in the shares of our stock being owned by fewer than 100 persons or that results in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be void and have no effect. The intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

         Pursuant to the Internal Revenue Code, some types of entities, such as pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940, will be looked-through for purposes of the five or fewer test described above. Our articles of incorporation limit these entities to holding no more than 15% of the total value of our shares of capital stock.

SHARES OWNED IN EXCESS OF THE OWNERSHIP LIMIT

         Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable ownership limit will be automatically converted into shares of excess stock that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the applicable ownership limit. While the shares of excess stock are held in trust:

         -        they will not be entitled to vote;

         - they will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote; and

         - except upon liquidation, they will not be entitled to participate in dividends or other distributions.

         Any dividend or distribution paid on excess stock prior to discovery by us that capital stock has been transferred in violation of the applicable ownership limit shall be repaid to us on demand. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock. The original transferee-stockholder may, at any time the shares of excess stock are held by us in trust, transfer the interest in the trust representing the excess stock to any individual whose ownership of the capital stock converted into such excess stock would be permitted under the applicable ownership limit, at a price per share not in excess of:

         - the price per share paid by the original transferee-stockholder for the capital stock that was converted into excess stock; or

         - if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average closing price per share for the class of shares from which the shares of excess stock were converted for the ten days immediately preceding the transfer.

Immediately upon the transfer to the permitted transferee, the excess stock will automatically be converted into capital stock of the class from which it was converted. If these transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess stock and to hold the excess stock on our behalf.

RIGHT TO PURCHASE EXCESS STOCK

         In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder for a price per share equal to the lesser of:

         - the price per share initially paid for the capital stock by the original transferee-stockholder, or if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the ten days immediately preceding the transfer; and

         - the average closing price per share for the class of shares from which the shares of excess stock were converted for the ten days immediately preceding the date we elect to purchase the shares.

The 90-day period begins on the date of the purported transfer that violated the applicable ownership limit if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that such a transfer has been made.

         Our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         This ownership limitation may have the effect of precluding the acquisition of control of Summit Properties Inc. unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

                             SHAREHOLDER RIGHTS PLAN

         On December 14, 1998, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with First Union National Bank, as rights agent. The purpose of the shareholder rights plan is to enhance the board of director's ability to protect our stockholders' interests by encouraging potential acquirors to negotiate with our board of directors prior to attempting a takeover bid and to provide our board with adequate time to consider any and all alternatives to such a bid. The rights may discourage, delay or prevent a change in control of our company. They will not interfere with any merger or other business combination approved by our board of directors.

         Under the shareholder rights plan, each of our stockholders received a dividend of one preferred stock purchase right for each outstanding share of our common stock that the stockholder owned on December 15, 1998, the time of the rights dividend. We refer to these preferred stock purchase rights as the "rights." A right is automatically attached to each share of common stock issued after our stockholders received the rights dividend. The holder of a right does not have the powers and privileges of a stockholder with respect to the right. The rights trade with our shares of common stock and become exercisable only under the circumstances described below.

         In general, the rights will separate from the common stock and become exercisable when the first of the following events happens:

         - ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock; or

         - ten business days, or a later date if determined by our board, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common stock.

If the rights become exercisable, the holder of a right will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a share of our Series A Junior Participating Cumulative Preferred Stock at an exercise price of $45 per unit, subject to adjustment to prevent dilution. Each unit of a share of preferred stock will give stockholders approximately the same dividend, voting and liquidation rights as would one share of our common stock and, therefore, is expected to approximate the market price of one share of our common stock.

         Once a person or group acquires 15% or more of our outstanding common stock, all holders of rights except that person or group may, upon the payment of the exercise price, purchase a number of one one-thousandths of a share of the preferred stock having a market value of two times the exercise price of the right, based on the market price of one one-thousandth of a share of preferred stock prior to such acquisition. In other words, each holder of a right will be permitted to acquire shares of the preferred stock at a 50% discount to the market price of such stock.

         In addition, if at any time following a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock:

         - we enter into a merger or other business combination transaction in which we are not the surviving entity;

         - we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged; or

         - we sell, transfer or mortgage 50% or more of our assets or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company equal to two times the exercise price of the right, effectively a 50% discount to the market price of such stock.

         At any time after a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series A Junior Participating Cumulative Preferred Stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect such an exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

         We may redeem the rights in whole, but not in part, at a price of $.01 per right payable in cash, our common stock or other consideration deemed appropriate by our board at any time before the earlier of:

         - the time at which any person or group has acquired beneficial ownership of 15% or more of our outstanding common stock; or

         -        the expiration date of the shareholder rights agreement.

The rights will expire at the close of business on December 14, 2008 unless we redeem or exchange them before that date.

         The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the shareholder rights agreement. The shareholder rights agreement was included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 12.

                      IMPORTANT PROVISIONS OF MARYLAND LAW

         The following is a summary of important provisions of Maryland law which affect us and our stockholders. The description below is intended only as a summary. You can access complete information by referring to the Maryland General Corporation Law.

MARYLAND BUSINESS COMBINATION STATUTE

         Maryland law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years, a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period.

         "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of the Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder became an interested stockholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by all holders of outstanding voting shares other than the interested stockholder. A business combination with an interested stockholder that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by holders of outstanding voting shares who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on or before the date of the stockholder vote.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

         Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by stockholders. "Control shares" are voting shares which, if aggregated with all other shares of stock previously acquired by the acquiring person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

         (1)      one-tenth or more but less than one-third;

         (2)      one-third or more but less than a majority; or

         (3)      a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to applicable exceptions.

         A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares, upon satisfaction of relevant conditions, including an undertaking to pay expenses. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

         If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute with respect to the control shares, then, subject to applicable conditions and limitations, the corporation may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt from the Maryland control share acquisition statute any transactions otherwise subject to the statute by William B. McGuire, Jr., William F. Paulsen, Raymond V. Jones, Keith H. Kuhlman and David F. Tufaro or current or future affiliates, associates or other persons acting in concert or as a group with any of the foregoing persons.

         The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

                     FEDERAL INCOME TAX CONSIDERATIONS AND

                        CONSEQUENCES OF YOUR INVESTMENT

         The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary and any other summary in this prospectus is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

         WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, HOLDING AND SALE OF OUR COMMON STOCK.

FEDERAL INCOME TAXATION

         In the opinion of our tax counsel, Goodwin Procter LLP, commencing with our first taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results.

         If we have met and continue to meet the requirements for taxation as a real estate investment trust, including the requirement that we distribute to our stockholders at least 90% of our real estate investment trust taxable income, excluding net capital gains, for a taxable year, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term "double taxation," we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the stockholder level when the stockholder pays taxes on the distributions it receives from the corporation's income in the way of dividends. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF UNITED STATES STOCKHOLDERS AND POTENTIAL TAX CONSEQUENCES OF THEIR INVESTMENT IN OUR COMMON STOCK

         When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes

         -        an individual who is a citizen or resident of the United
                  States,

         - a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

         - a partnership, trust or estate treated as a domestic partnership, trust or estate.

         For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

         Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred stock and then to our common stock. Such dividends will be taxable to the holders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by our company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

         Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held his common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains, and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder's long-term capital gains.

         Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from our company and gain from the disposition of the common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from our company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of the common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

         Sale of the common stock. Upon the sale or exchange of the common stock, the holder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of such shares of common stock. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a holder on the sale of common stock held for not more than six months and with respect to which capital gains were required to be included in such holder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

         Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from our company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, qualified trusts that hold more than 10% by value of the shares of particular real estate investment trusts may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

BACKUP WITHHOLDING

         Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 30% (declining to 28% in 2006) with respect to dividends paid on, and gross proceeds from the sale of, the common stock unless such holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

         We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common stock during the calendar year.

STATE AND LOCAL TAX

         Summit Properties Inc. and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of our company and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. CONSEQUENTLY, AS A PROSPECTIVE INVESTOR, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN OUR COMMON STOCK.

                REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

         The following is a summary of the material terms and provisions of the registration rights and lock-up agreements with the selling stockholders which we entered into in connection with our acquisition of one apartment community in March 1998 and two apartment communities in August 2000, all of which are located in Atlanta, Georgia. It may not contain all of the information that is important to you. You can access complete information by referring to the registration rights and lock-up agreements which were filed as exhibits to the registration statement of which this prospectus is a part.

         We are filing this registration statement under the terms of the registration rights and lock-up agreements. Under the registration rights and lock-up agreements, we must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and keep the registration statement continuously effective until the earlier of:

         (1) six months after the registration statement is declared effective; or

         (2) the date on which the selling stockholders no longer hold any shares of common stock covered by this prospectus or all of the remaining shares are eligible for sale under Rule 144(k) of the Securities Act of 1933.

         The registration rights and lock-up agreements allow us to suspend the selling stockholders' use of this prospectus in some circumstances. Any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreements. We have agreed to bear the expenses of registering the sale of the shares of common stock by the selling stockholders, except that each selling stockholder will be responsible for any brokerage or underwriting commissions, taxes, and legal, accounting and other expenses incurred by him.

         Under the registration rights and lock-up agreements, we have agreed to indemnify the following persons against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights and lock-up agreements:

         (1)      the selling stockholders;

         (2) any officers, directors, employees, agents, representatives and affiliates of the selling stockholders;

         (3)      any entity or person who controls a selling stockholder; and

         (4) each other person or entity, if any, subject to liability because of his, her or its connection with a selling stockholder.

         In addition, the selling stockholders have agreed to indemnify us, our officers, directors, employees, agents, representatives and affiliates, and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws which result from:

         - information furnished to us by the selling stockholders for use in the registration statement or this prospectus; or

         - any selling stockholder's failure to deliver or cause to be delivered the most current prospectus furnished by us to such stockholder to any purchaser of the shares covered by this prospectus.

                            THE SELLING STOCKHOLDERS

         The following table sets forth the numbers of shares of common stock and common units beneficially owned by the selling stockholders as of December 20, 2001, the number of shares of common stock covered by this prospectus and the total number of shares of common stock and common units which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders exchange for shares of common stock all of the common units issued to them in connection with our March 1998 and August 2000 property acquisitions and that the selling stockholders offer for sale all of those shares of common stock.

         The shares of common stock offered by this prospectus will be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholders, or on our records, as of December 20, 2001 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or common units from time to time after the date of this prospectus.


                                                                                      COMMON STOCK
                                                                                      AND COMMON
                             COMMON STOCK       COMMON UNITS       COMMON STOCK       UNITS OWNED
                             BENEFICIALLY       BENEFICIALLY      OFFERED HEREBY     AFTER OFFERING
NAME                           OWNED (1)          OWNED (2)             (3)               (4)
----------------             ------------       ------------      --------------     --------------
John A. Echols                   0                161,591             161,591                 0
John T. Flattery                 0                 32,318              32,318                 0
Steven L. Ingram                 0                 21,546              21,546                 0
TOTAL                                             215,455             215,455
                                                  -------             -------

---------

(1) Does not include common stock that may be issued in exchange for common units beneficially owned as of December 20, 2001.

(2) Common units listed in this column may be exchanged, under certain circumstances set forth in the partnership agreement of Summit Properties Partnership, L.P., for an equal number of shares of common stock, subject to adjustment. All information is as of December 20, 2001.

(3) These shares represent common stock that the selling stockholders may acquire upon presentation of common units for redemption.

(4) Assumes that all shares of common stock offered by this prospectus will be sold by the selling stockholders. In the case of each selling stockholder, the percentage of our shares of common stock that will be held by such selling stockholder after completion of this offering will be less than one percent (1%).

                     NO PROCEEDS TO SUMMIT PROPERTIES INC.

         We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus, but we are bearing the fees and expenses associated with registering the shares of common stock.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the sale from time to time of up to an aggregate of 215,455 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. These shares of common stock will be issued to the selling stockholders, if and to the extent that the selling stockholders present common units of limited partnership interest in Summit Properties Partnership, L.P. for redemption and Summit Properties Partnership, L.P. exercises its right to have us issue shares of our common stock to them instead of cash. We issued the common units to the selling stockholders in connection with the acquisition by Summit Properties Partnership, L.P. of one apartment community in March 1998 and two apartment communities in August 2000, all of which are located in Atlanta, Georgia. Registration of the sale of these shares of common stock does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders.

         The distribution of the shares of common stock by the selling stockholders may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of shares of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         -        identify any underwriter, dealer or agent;

         - describe any compensation in the form of discounts, concessions or commissions or to otherwise be received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         -        identify the amounts underwritten;

         - identify the nature of the underwriter's obligation to take the shares of common stock; and

         -        provide any other required information.

         The sale of shares of common stock by the selling stockholders may also be effected by selling shares of common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares of common stock as principal, and such sale may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

         Shares of common stock may also be sold by the selling stockholders in one or more of the following transactions:

         - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of common stock which is not expected to exceed that customary in the types of transactions involved.

         To comply with applicable state securities laws, the shares of common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses relating to the offering and sale of the shares of common stock will be paid by us, except that each selling stockholder will be responsible for any brokerage or underwriting commissions, taxes, and legal, accounting and other expenses incurred by him. We have agreed to indemnify the selling stockholders against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights and lock-up agreements. See "Registration Rights of the Selling Stockholders" on page 28.

                                 LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Summit Properties Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================

         You should rely on the information incorporated by reference or contained in this prospectus or any supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. This prospectus does not constitute an offer to sell the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   ---------

                               TABLE OF CONTENTS

                                              PAGE

Prospectus Summary..........................    2

Risk Factors................................    4

About This Prospectus and

  Where You May Find More Information.......   12

Forward-Looking Statements..................   13

Our Company.................................   15

Description of Capital Stock................   16

Limits on Ownership of Capital Stock........   19

Shareholder Rights Plan.....................   21

Important Provisions of Maryland Law........   23

Federal Income Tax Considerations and
  Consequences of Your Investment...........   25

Registration Rights of the Selling
  Stockholders..............................   28

The Selling Stockholders....................   29

No Proceeds to Summit Properties Inc........   30

Plan of Distribution........................   30

Legal Matters...............................   32

Experts.....................................   32

===============================================================================

===============================================================================

                                 215,455 SHARES

                             SUMMIT PROPERTIES INC.

                                  COMMON STOCK

                                   ---------

                                   PROSPECTUS

                                   ---------










                              ___________ __, 2002

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses payable in connection with the issuance and distribution of the securities registered hereby. All amounts except the registration fee are estimated.

Registration fee...........................................................         $  1,252
Legal fees and expenses....................................................           50,000
Accounting fees and expenses...............................................           10,000
Printing and duplicating expenses..........................................            7,000
Miscellaneous..............................................................              748
                                                                                     -------
         Total.............................................................          $69,000

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Summit Properties Inc.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The articles of incorporation and bylaws of Summit Properties Inc. limit the liability of Summit Properties Inc.'s directors and officers. Summit Properties Inc.'s articles of incorporation and bylaws require Summit Properties Inc. to indemnify its directors, officers and, as authorized by the board of directors, certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits a corporation to indemnify its directors, officers and certain other parties for judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding, except if it is established that (i) the indemnified party actually received an improper personal benefit in money, property or services, (ii) the act or omission of the indemnified party was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter giving rise to the proceeding, or (iii) in the case of a criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. This provision does not limit the ability of Summit Properties Inc. or Summit Properties Inc.'s stockholders to obtain other relief, such as an injunction or rescission.

         Summit Properties Partnership, L.P.'s partnership agreement limits the liability of the general partner and its officers and directors for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. The agreement also requires Summit Properties Partnership, L.P. to indemnify the general partner and its directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware law.

         Pursuant to the authority granted in Summit Properties Inc.'s articles of incorporation and bylaws and Summit Properties Partnership, L.P.'s partnership agreement, Summit Properties Inc. and Summit Properties Partnership, L.P. have entered into indemnification agreements with Summit Properties Inc.'s directors and executive officers. The indemnification agreements require, among other matters, that Summit Properties Inc. and Summit Properties Partnership, L.P. indemnify Summit Properties Inc.'s executive officers and directors to the fullest extent permitted by law and advance to such officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Summit Properties Inc. and Summit Properties Partnership, L.P. must also indemnify and pay certain expenses incurred by such officers and directors seeking to enforce their rights under the indemnification agreements and, to the extent that Summit Properties Inc. maintains directors' and officers' liability insurance, must cover such officers and directors under such insurance policy. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

ITEM 16. EXHIBITS.

    4.1         Amended and Restated Articles of Incorporation of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.'s Registration Statement on Form S-11,
                Registration No. 33-90706).

    4.2         Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit
                Properties Inc.'s Registration Statement on Form S-11, Registration No. 33-90706).

    4.3         First Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31,
                2001, File No. 001-12792).

    4.4         Second Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit
                3.3 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March
                31, 2001, File No. 001-12792).

    4.5         Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and First
                Union National Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Summit
                Properties Inc.'s Registration Statement on Form 8-A, filed on December 16, 1998).

    4.6         Articles Supplementary to Amended and Restated Articles of Incorporation of Summit Properties Inc.
                designating 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the
                quarterly period ended March 31, 1999, File No. 001-12792).

    4.7         Articles Supplementary to Amended and Restated Articles of Incorporation of Summit Properties Inc.
                designating 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock (incorporated herein by reference to Exhibit 99.1 to Summit Properties Partnership, L.P.'s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).

    4.8         Amended and Restated Agreement of Limited Partnership of Summit Properties Partnership, L.P.
                (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership, L.P.'s Current
                Report on Form 8-K filed on May 30, 2000, File No. 000-22411).

    4.9         Assignment and Assumption Agreement, dated as of March 27, 2002, by and between Summit Properties
                Partnership, L.P. and Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to
                Summit Properties Partnership, L.P.'s Annual Report on Form 10-K for the fiscal year ended December
                31, 2001, File No. 000-22411).

   +5.1         Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

   +8.1         Opinion of Goodwin Procter LLP as to certain tax matters.

  *23.1         Consent of Deloitte & Touche LLP, Independent Auditors.

   23.2         Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and 8.1 hereto).

  +24.1         Powers of Attorney (included on signature page of Registration Statement).

  +99.1         Registration Rights and Lock-up Agreement, dated as of March 6, 1998, by and between Summit
                Properties Inc. and St. Clair Associates, L.P.

  +99.2         Registration Rights and Lock-up Agreement, dated as of August 1, 2000, by and among Summit
                Properties Inc., Worthing Investors, LLC and Worthing Shiloh Investors, LLC.

---------

*        Filed herewith
+        Previously filed

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, the State of North Carolina, on this 24th day of May 2002.


                                    SUMMIT PROPERTIES INC.


                                    By:  /s/ Steven R. LeBlanc
                                       ----------------------------------------
                                       Steven R. LeBlanc
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURE                                         TITLE                               DATE
                 ---------                                         -----                               ----

             *                               Co-Chairman of the Board of Directors                May 24, 2002
-------------------------------------
    William B. McGuire, Jr.

             *                               Co-Chairman of the Board of Directors                May 24, 2002
-------------------------------------
     William F. Paulsen

    /s/ Steven R. LeBlanc                    Director, President and Chief Executive              May 24, 2002
-------------------------------------        Officer (Principal Executive Officer)
      Steven R. LeBlanc

    /s/ Gregg D. Adzema                      Executive Vice President and Chief Financial         May 24, 2002
-------------------------------------        Officer (Principal Financial Officer)
      Gregg D. Adzema

             *                               Director                                             May 24, 2002
-------------------------------------
      James M. Allwin

             *                               Director                                             May 24, 2002
-------------------------------------
     Henry H. Fishkind

             *                               Director                                             May 24, 2002
-------------------------------------
    James H. Hance, Jr.

             *                               Director                                             May 24, 2002
-------------------------------------
     Nelson Schwab III

*By:  /s/ Steven R. LeBlanc
    ---------------------------------
          Steven R. LeBlanc
          Attorney-in-Fact

                                 EXHIBIT INDEX

    4.1         Amended and Restated Articles of Incorporation of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.'s Registration Statement on Form S-11,
                Registration No. 33-90706).

    4.2         Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit
                Properties Inc.'s Registration Statement on Form S-11, Registration No. 33-90706).

    4.3         First Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31,
                2001, File No. 001-12792).

    4.4         Second Amendment to Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit
                3.3 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March
                31, 2001, File No. 001-12792).

    4.5 Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and First Union National Bank, as Rights Agent (incorporated herein by reference to Exhibit
                4.1 to Summit Properties Inc.'s Registration Statement on Form
                8-A, filed on December 16, 1998).

    4.6         Articles Supplementary to Amended and Restated Articles of
                Incorporation of Summit Properties Inc. designating 8.95%
                Series B Cumulative Redeemable Perpetual Preferred Stock
                (incorporated herein by reference to Exhibit 3.1 to Summit
                Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 001-12792).

    4.7         Articles Supplementary to Amended and Restated Articles of Incorporation of Summit Properties Inc.
                designating 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock (incorporated herein by reference to Exhibit 99.1 to Summit Properties Partnership, L.P.'s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).

    4.8         Amended and Restated Agreement of Limited Partnership of Summit Properties Partnership, L.P.
                (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership, L.P.'s Current
                Report on Form 8-K filed on May 30, 2000, File No. 000-22411).

    4.9         Assignment and Assumption Agreement, dated as of March 27, 2002, by and between Summit Properties
                Partnership, L.P. and Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to
                Summit Properties Partnership, L.P.'s Annual Report on Form 10-K for the fiscal year ended December
                31, 2001, File No. 000-22411).

   +5.1         Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

   +8.1         Opinion of Goodwin Procter LLP as to certain tax matters.

  *23.1         Consent of Deloitte & Touche LLP, Independent Auditors.

   23.2         Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and 8.1 hereto).

  +24.1         Powers of Attorney (included on signature page of Registration Statement).

  +99.1         Registration Rights and Lock-up Agreement, dated as of March 6, 1998, by and between Summit
                Properties Inc. and St. Clair Associates, L.P.

  +99.2         Registration Rights and Lock-up Agreement, dated as of August 1, 2000, by and among Summit
                Properties Inc., Worthing Investors, LLC and Worthing Shiloh Investors, LLC.

---------

*        Filed herewith
+        Previously filed